As filed with the Securities and Exchange Commission on July 10, 2024

Registration No. 333-254844

Registration No. 333-264181

Registration No. 333-271290

Registration No. 333-278846

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration No. 333-254844

Post-Effective Amendment No. 1 to Registration No. 333-264181

Post-Effective Amendment No. 1 to Registration No. 333-271290

Post-Effective Amendment No. 1 to Registration No. 333-278846

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Olink Holding AB (publ)

(Exact name of registrant as specified in its charter)

Sweden	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Salagatan 16A

SE-753 30

Uppsala, Sweden

Tel: +46 (0) 18 – 444 39 70

Amended and Restated 2021 Incentive Award Plan

2021 Incentive Award Plan

(Full title of the plan)

Olink Proteomics Inc.

130 Turner St. Building 2, Suite 230

Waltham, MA 02453, USA

Tel: (617) 393-3933

Attn: General Counsel

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting Registrant, or an emerging growth Registrant. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting Registrant,” and “emerging growth Registrant” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting Registrant	☐

Emerging growth Registrant	☐

If an emerging growth Registrant, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”) filed by Olink Holding AB (publ) (the “Registrant”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all of the Registrant’s common shares, quota value SEK 2.431906612623020 per share (collectively, the “Common Shares”) registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration Statement on Form S-8 (File No. 333-254844), which was filed with the SEC on March 30, 2021.

•	Registration Statement on Form S-8 (File No. 333-264181), which was filed with the SEC on April 7, 2022.

•	Registration Statement on Form S-8 (File No. 333-271290), which was filed with the SEC on April 17, 2023.

•	Registration Statement on Form S-8 (File No. 333-278846), which was filed with the SEC on April 19, 2024.

On October 17, 2023, the Registrant entered into a Purchase Agreement (the “Purchase Agreement”) with Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”). Pursuant to the Purchase Agreement, Orion Acquisition AB, a private limited liability company organized under the laws of Sweden (“Buyer”) and a direct wholly owned subsidiary of Thermo Fisher, commenced a cash tender offer (the “Offer”) on October 31, 2023 to purchase all of the Registrant’s outstanding Common Shares and all of the outstanding American Depositary Shares, each representing one Common Share (the “ADSs” and, together with the Common Shares, the “Offer Securities”), in exchange for $26.00 per Common Share, representing $26.00 per ADS, in cash, without interest (such amount per Common Share and ADS paid pursuant to the Offer in accordance with the Purchase Agreement, the “Offer Consideration”), upon the terms and subject to the conditions set forth in the Purchase Agreement.

The Offer expired at 5:00 p.m., New York City time, on July 9, 2024 (such time, the “Expiration Time”). On July 10, 2024 (the “Effective Date”), Thermo Fisher confirmed that the Minimum Tender Condition (as defined in the Purchase Agreement) was met, that Buyer would purchase all of the Offer Securities that were tendered in the Offer and that, upon settlement of the Offer, Buyer would directly or indirectly acquire or control at least one Common Share more than 90% of the then-outstanding Common Shares (excluding Common Shares held by Olink or any of its subsidiaries).

In accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Buyer has commenced a subsequent offering period (the “Subsequent Offering Period”). The Subsequent Offering Period will expire at 5:00 p.m., New York time, on July 16, 2024.

Pursuant to the Purchase Agreement, Buyer will submit a request to the Olink board of directors to commence a process pursuant to Swedish law for the compulsory redemption of any outstanding Offer Securities held by shareholders who did not tender their securities in the Offer to obtain 100% ownership of the Registrant by Buyer (the “Compulsory Redemption”) in accordance with Rule 13(e)-3(g)(1) under the Exchange Act and the applicable laws of Sweden.

As a result of the Offer and in connection with the Compulsory Redemption, the Registrant has terminated any and all offerings of its outstanding securities pursuant to existing registration statements, including the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Registrant’s Common Shares that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, any and all Common Shares registered under this Registration Statement that remain unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uppsala, Country of Sweden, on July 10, 2024.

OLINK HOLDING AB (PUBL)

By:	/s/ Jon Heimer
Jon Heimer
Chief Executive Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on July 10, 2024.

By:	/s/ Linda Ramirez-Eaves	Authorized Representative in the United States Olink Proteomics Inc.
Name:	Linda Ramirez-Eaves
Title:	General Counsel

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.